Exhibit 4.89
[Translated from the original Chinese version]
Suntrans Office Building Lease Contract
Contract Serial No.(2009)[ ]
Lessor (Party A): Beijing Suntrans Real Estate Development Co. Ltd.
Contacting Tel No. 63102288
Fax: 63102860
Lessee (Party B) : Fortune (Beijing) Qicheng Technology Co., Ltd.
Contacting Tel No.
Fax:
Execution Venue: Floor 16 West Wing of No. One Suntrans Office Building
Execution Date: 30th April 2009

Pursuant to the Contract Law of the People’s Republic of China, the Municipal City House Lease Administration Regulations of the People’s Republic of China and other related laws and regulations, and based on the principles of equality and free will, the Parties through amicable negotiation enter into this Agreement in connection with leasing the house below.
Article 1 House under Lease and Its Usage
1.	Party B intends to rent and Party A agrees to lease the house (herein after referred to as “the House”, 4 suits in total) that is located at Unit 1141-1144, 11th Floor, Tower 2 of Suntrans Office Building, No.10, Xuanwumenwai Ave, Beijing. The area of the House is 341.76 square meters (the sketch chart is attached herein).
2.	Party B undertakes to Party A to use the House for office purpose only, and it shall not change the said usage of the House without a written consent from Party A within the lease term.
Article 2 Term of Lease
1.	The term of the lease is 36 months commencing from 20th May 2009 and ending on 19th May 2012. Lease Commencement Date: 20th May 2009.
2.	The free lease period for decoration commences from 20th May 2009 and ends on 19th August 2009. Within such decoration period, party B is free from paying rental but shall pay for the property management fee and all the actual charges incurred due to its decoration activity and etc.
3.	Party B retains the priority right to rent the House under the circumstances that Party B complies with the Agreement in all aspects within the lease term. Provided Party B intends to renew the lease, it must submit a written request for renewal within 3 months before the original Agreement terminates. If Party B determines not to renew the lease, the contract terminates upon its expiry and Party B shall move out of the House on such expiry date at the latest. Provided Party B fails to move out on time, Party B shall send Party A prior written notice for extension, with Party A’s consent and without affecting the new leasee’s entry, the lease term could be extended 30 days accordingly. The rental, property management fee and other charges should be credited upon the actually extended days, but the rental for the extended period should be credited as 120% of the rental under the original contract.

Article 3 Rental and Payment Term
1.	Rental
The rental of the House shall be RMB38406.99 Yuan per month that is exclusive of electricity, telephone, internet, telephone connection, daily maintenance, parking, property management charges and other paid services.
2.	Term and Payment
2.1	Party B shall advance the down payment in an amount equal to one month rental (namely, RMB38406.99 Yuan) to Party A within 3 days from the contract takes into effect.
2.2	Party B shall pay the monthly rental before 7th every calendar month after the down payment.
2.3	Party B shall pay the rental on time pursuant to item 1 and 2 herein, an overdue fine in an amount equal to 0.5‰ of the daily rental shall be imposed by Party A for each delaying day. Should such delay exceeds 30 days and unless otherwise permitted by Party A due to Party B’s certain conditions, Party A is entitled to terminate this contract and reserves the right to claim for compensation of the losses hereby incurred by such unoccupied house.
Article 4 Property Management Fee
1.	The property management fee for the House is RMB8379.00Yuan per month.
2.	Party B shall advance the down payment in an amount equal to one month’s property management fee(RMB8379.00 Yuan) to Party A within 3 days from the contract takes into effect. Party B shall pay the property management fee every month according to the prescribed date provided by the property management company after the down payment.

3.	Party B shall pay the property management fee on time pursuant to the prescription hereunder, an overdue fine in an amount equal to 0.5‰ of the daily property management fee shall be imposed by Party A or the property management company for each delaying day. Should such delay exceeds 30 days and unless otherwise permitted by Party A due to Party B’s certain conditions, Party A is entitled to terminate this contract and reserves the right to claim for compensation of the losses incurred by such unoccupied house.
4.	The property management fee includes charges, provided by the lessor or its authorized property management company, of central air-conditioning, heating, hygiene maintenance over public area(including rubbish disposition but not cover lessee’s commercial disposal), public facility installation and maintenance, water supply for the public area, electricity and communication services, public liability insurance, other insurance covering fire and construction management risk, remuneration for security personnel and other property management personnel (including engagement fee for any professional when necessary), and the administrative cost of the lessor’s property management company (including the reasonable remuneration for the property management administrator). For the basic property management service refer to appendix one and such service is subject to corresponding adjustment based on the national laws & regulations and market status).
Article 5 Deposit
1.	The deposit hereunder includes rental deposit and property management deposit. Party B shall advance to Party A, within 3 days after the contract comes into effect to guarantee its fiduciary performance pursuant to the contract and to the management regulations of the property management company, a rental deposit in an amount equal to 3 months rental (namely, RMB115220.97Yuan ) and a property management deposit in an amount equal to 3 months property management fee (namely, RMB 25137.00Yuan).
2.	Provided Party B violates any clause of this contract or any regulation of the property management company, Party A or the property management company shall urge or notify him. Should Party B fail to carry out its obligations herein or fail to perform as pursuant to the regulations of the property management company, Party A is entitled to deduct part or all of the deposit to set off the losses hereto occurred to Party A and/or the property management company. After Party A’s such deduction according to the contract and within 3 days after Party B receives a written notice from Party A, Party B shall supplement the deposit difference in due amount provided hereunder.

3.	Party A is entitled to terminate the contract in case Party B fails to advance the aforesaid payment or supplement the deposit difference.
4.	Party A shall refund the deposit (no interest bearing) to Party B within 15 days after Party B carries out its obligations hereunder without default causes and terminates the lease normally. Should Party B fails to satisfy the below conditions, Party A is entitled to deduct the deposit accordingly based on facts after investigation.
4.1	Party B has performed its obligations in all aspects according to the contract.
4.2	Party B has fully compensated the losses resulting from its default behaviors hereunder or due to the breach of regulations of the property management company, to Party A or to the property management company, or has settled such dispute completely.
4.3	Party B shall ensure the internal cleanness of the House and its appropriate conditions for leasing.
4.4	After the contract expires and under the circumstances that Party B has kept the decoration for applicable condition while the House belongs to a sole owner, Party A may exempt Party B’s obligation to restore the House to its original status. Otherwise, Party A is entitled to demand Party B to restore the House to its original status or back to normal use. Should the House Party B has leased belong to more than one owners and he has taken down the diaphragm wall, Party B is obliged to pay for the costs spent on restoring the diaphragm wall. Provided Party B fails to pay for such costs, Party A is entitled to deduct such costs from the deposit.
4.5	Party B has paid off the electricity, the telephone bill, the internet charges and other paid services.
4.6	Party B shall not transfer or pledge the relevant voucher of such deposit.

Article 6 Other Fees
1.	Party B shall bear on its own and submit to the related department all such related fees during the lease term as the electricity, telephone bill, telephone maintenance fee (connection fee, line maintenance and etc.), internet connection, parking, overdue air-conditioning and other paid services.
2.	Party B bears no liability to pay for the land utility fee and real estate tax during the lease term.
3.	Decoration and management fee: Party B shall pay the decoration management fee and all the other costs hereby incurred from the commencing date of the decoration according to the applicable management regulations of the property management company. (For details refer to appendix two, “the explanation of the related cost during the decoration of the office building”.)
4.	For the charge standards of Suntrans Building refer to the appendix. The property management company has the right to adjust such standards pursuant to the national laws and regulations as well as the relevant price polices.
Article 7 Payment Method
Party B shall pay the rental, the deposit, the down payment and property management fee to Party A’s account by check, by cash or through telegraphic transfer. Party A and the property management company are entitled to change the designated bank and account with a 10-day prior written notice to Party B.
Beneficiary: Beijing Suntrans Property Management Co. Ltd.
Beneficiary Bank: Bank of China, Beijing Suntrans Branch
Beneficiary Account No.: 809105600408092001 (Party B shall pay the transaction fee for bank remit)

Article 8 Delivery, Decoration and Reconstruction of the House
1.	Delivery of the House: Party A shall deliver the House on Lease Commencement Day as set out hereunder. When Party B takes possession of the house, it shall, in the company of staff from the property security company, conduct on-site inspection on the House, record the electricity meter number and handover the key etc. For the existing status of the apa naked decorate House refer to appendix three “the current status of apa naked decorate office units”.
2.	For safety purpose of the mechanical and electrical system, the construction of such mechanical and electrical system shall be conducted by a designed company appointed by the property security company according to the construction standards. For the construction criteria of the construction of mechanical and electrical system refer to appendix four (“installation project illustration of the mechanical and electrical system of the office building unit”) and appendix 5(“installation and materials of mechanical and electrical system and technique criteria”).
3.	When conducting the decoration Party B shall abide by the “Decoration Notice of the office building unit” (see Appendix six).
Article 9 Entrance & Exit and Management
1.	In the event that Party A or the property management company or their agency or employee requires to conduct maintenance, security work, fire control, salvation in connection with the House or Suntrans office building or have other management requests, it shall contact Party B in advance for entrance permission before commencing any aforesaid work, and Party B is obliged to offer assistance. Under emergency circumstances when they fail to contact the lessee and/or unrecoverable losses could be caused unless prompt entrance takes places, they could enter into the House directly and take emergency measures whatever necessary, however they should report such event to Party B afterwards in time, Party A and the property management company take no responsibility for any loss hereto incurred.
2.	Should Party B does not notify Party A to extend the term in written form within the last 3 months before the contract terminates, Party A is entitled to show the potential lessees around the House at normal work hours within the last 3 months before the lease term expires with a prior notice to Party B, Party B shall provide normal assistance.
3.	Party B shall bear a joint liability to Party A or its agency for any direct economic loss resulting from any conduct, negligence and mistake of its contractors, employees or agencies.

Article 10 Rights and Obligations of Party A
1.	Party A’s Rights
1.1	During the lease term, Party A is entitled to change the name of Beijing Suntrans Office Building in part or in all. Party B takes no responsibility for any fee incurred hereby but Party A should serve prior written notice before the said changes.
1.2	Under the circumstances that Party B violates any article hereunder and fails to remedy after receiving the written notice from Party A, Party A is entitled to terminate the House related service( including but not limited to, cease providing the power, cooling& heating and the telecommunication etc. )or take any measure it redeems appropriate, up to Party B corrects his default act and pay off all the fess hereof incurred (including but not limited to the overdue fine).
1.3	Party A takes no responsibility, unless it is caused by him, for any physical injure or property damage caused to Party B, or to Party B’s staff, employees, agency, visitors and people associated with Party B.
1.4	During the lease term, Party A is entitled to inspect the House status on an regular basis or at random, but it shall notify Party B in advance and Party B shall offer assistance.
1.5	Party A has disclosed and Party B has acknowledged that the House has been mortgaged. Provided such mortgage caused direct economic losses to Party B during the lease term, Party A shall take the responsibility and compensate thereof.
2.	Party A’s Obligations
2.1	Pay the rental and other fees according to the prescribed time and method, comply with and carry out the provisions hereunder. Party A shall not disturb Party B’s normal work within the lease term unless it has special requirement, unrespectable matters beyond Party A’s authority is not included.
2.2	Party A shall delivery the House in an appropriate status for leasing.

2.3	Party A shall ensure normal operation of the public facilities in the public area where the House is located. Where malfunction occurs, Party A shall send personnel to repair when receiving notice from Party B unless such repair is caused by other lessees of the House or is of the user’s liability. Party A bears no responsibility for any facility breakdown within the House unless it is caused by itself. All the provisions of the contract and Party B’s obligation to pay the rental and other fees shall not be affected or impaired thereof.
2.4	Within the lease term, Party A is obliged to replace the public fixing equipment and facilities that are out of repair, but not including the fixing equipment and the retractable devices that are installed by Party B without Party A’s permission, nor will Party A replace the public fixing equipment and facilities that are rebuilt, replaced or debugged by Party B arbitrarily.
2.5	Party A is obliged to ensure the normal operation of all the lifts, the fire extinguishment facility, safety instrument, air conditioning and other instruments of Beijing Suntrans Office Building through its designated property management company, and to provide the services prescribed hereunder on the condition that Party B undertakes its obligations set out herein.
2.6	Party A is obliged to keep the exterior wall of Beijing Suntrans Office Building clean through its designated property management company, unless such work should be done by the lessees or the users according to laws or regulations. Party A shall ensure the environment hygienism of the public area of the House and keep the sanitary facility in good condition.
2.7	Conduct all the necessary decoration to the public area of the House when Party A and its agency deems necessary.
2.8	Provide 24-hour security guard, heating and cooling service per seasonal work day.
Article 11 Rights and Obligations of Party B
1.	Party B’s Rights
1.1	Party B is entitled to use the House on its discretion without party A’s illegal interference.
1.2	Party B is entitled to use the free public facilities of the office building reasonably and properly.
1.3	Party B is entitled to propose the corresponding opinions or plans to improve the services provided by Party A or by the property management company under the circumstances that Party B deems that the services has flaw.

2.	Party B’s Obligations
2.1	Fully Pay off the rental, the deposit and other fees as set out herein in time.
2.2	Party B must abide by all the provisions hereunder, the appendixes to the contract and the rulings of the property management company.
2.3	Properly use the instrument within the House and at the public area, properly use the public facility, system, instrument and the auxiliary (including but not limited to air-conditioning, heating instrument, fire control device, lighting equipment, cable and electric lines, tunnel of circuit, floor, walls, ceiling, windows and sanitary ware etc. ), not conduct any damages and obliged to keep the aforesaid facilities and area clean. Under the circumstances that damage has been done to the facilities of the aforesaid area or to the public facility, the system, the instrument and its auxiliary (except the wear and tear, the force majeure events), the lessee shall bear the cost for repairing.
2.4	For the avoidance of exceeded power load beyond standard and when it plans to install indoor electronic instrument due to work request, Party B shall obtain written consent from Party A and the property management company before the installation. Otherwise Party A or the property management company is entitled to issue rectify and reform notice to his conduct, provided Party B fails to carry out such notice, Party A is entitled to terminate the contract unilaterally and confiscate the deposit Party B has advanced.
2.5	Party B shall not install, alter the facility, the instrument and the space in between, nor shall it place on the House floor any item weight exceeding the planed load (the weight load of the House is 200 kg per square meter). Otherwise Party A or the property management company is entitled to issue rectify and reform notice to his conduct, provided Party B fails to carry out such notice, Party A is entitled to terminate the contract unilaterally and confiscate the deposit Party B has advanced.
2.6	Party A shall not place on any area of the office building and within the House any dangerous items, including but not limited to weapon, ammunition, saltpeter, powder, kerosene or other items that are flammable and combustible or dangerous. Neither shall it produce, cause or leak any gas that has strong odd smell or might cause environment pollution.
2.7	Party B shall not, within the House or at the public area, produce or store commodities or merchandises, but a small quantity of samples or items for display is allowed provided it is related to Party B’s business and party A has approved it.

2.8	Party B shall not change the office purpose of the House on its own discretion. Without written consent from Party A or from the property management company, no one is allowed to cook or stay overnight in the unit, etc. (exclusive of heating up the food or making beverage).
2.9	Within the lease term, Party B must possess valid business certificate, business license, permit or the related certificates required by certain profession issued by related departments or organs of the country, and shall send a copy to Party A for record before its formal entrance.
2.10	Party B shall not conduct any illegal activities and business, nor shall it carry out activities that might impair or affect Party A or others within the office building.
2.11	Party B shall not pile up or detain any cargo, furniture, rubbish in the lobby of the office building, on the stairs, in the aisle, or at other public area, it shall not block the aforesaid places or evacuation exit for fire control purpose or affect the use of fire control facility, it shall not host exhibition, distribute promotion items or engage in other business activities occupying the public area, neither shall it conduct auction within the aforesaid area or such unit.
2.12	Shall not produce any noise affecting others, shakes and harass to third parties, including but not limited to, sound sent from television, radio or other items unless it has been permitted (but the volume should be kept within a scope the lessor allows).
2.13	Party B shall be responsible on its own for the fire control work, physical and property safety and security within the leased place.
2.14	Any behavior of people who is associated with Party B as well as use or enter into the House with Party B’s permit should be deemed as Party B’s behavior for which Party B shall bear full liability.
2.15	Without Party A’s permission, Party B shall not set up or exhibit any word, logo, advertisement or promotion items etc outside the House or on any part of the office building (including the outer wall, outdoor of the office, or through any window gate or window ). Party B is allowed to display the name and logo of the lessee on the indicator panel (if any) in the lobby of the office building at its own expense.
2.16	Party B shall not proceed or permit others to conduct any activity that leads to the invalidity of the insurance on the office building or might cause such insurance invalid. Under the circumstances that Party B violates this provision, which causes Party A to file the insurance again, Party A is free from paying the insurance fee and other relevant expenses. Should Party B’s violating the said provision lead to the invalidity of the insurance on the office building and Party A thereby could not get the compensation or the insured amount decreases, Party B should compensate Party A for the losses hereof suffered.

2.17	Party B shall purchase enough and valid property insurance for the property within the House. Party B shall submit a full set of the documents to prove that it has purchased the aforesaid insurance and Party A shall not liable for any physical injure and property damage occurred within the House.
2.18	Party B undertakes to waive the priority right for purchasing the House. Party A could sell or transfer the House to any third party without Party B’s permission and party B consents that all the rights and obligations of the lessor set out hereunder could be performed by the transferee as the sole party.
2.19	Unless permitted by Party A, Party B shall not lease, transfer or share the House with others, neither shall it conduct any activity that might impair party’s right as the only legal owner of the House.
Article 12 Contract Termination and Compensation
1.	In the event that Party A fails to handover the House on lease commencement date without reasonable causes, Party B is entitled to terminate the contract and require refund of all the payments specified hereunder from Party A.
2.	Provided Party B fails to pay the rental, all the deposits and the property management fee as prescribed hereunder on time and in due amount, Party A is entitled to terminate the contract and require Party B to pay the rental for period from the commencement date to the termination date (including the rental for free period). Further, Party A reserves the right for compensation, should such default event cause any other damage to Party A.
3.	Under the circumstances as following, Party A is entitled to terminate the contract unilaterally and withdraw the House, Party B shall not require a refund of all the deposits it has submitted according to Clause 5 but use it as the default charge. Should such default event cause any other damage to Party A, Party A reserves the right for compensation.
3.1	Change the business purpose of the House without Party A’s consent, sub-lease, transfer or jointly use the House with others, or conduct any other activities that might impair Party A’s right as the only legal owner of the House.

3.2	Party B conducts illegal operational activities within the House.
3.3	Party B could not continue operation due to bankruptcy or liquidation (except merger or winding-up through reconstruction), or its primary item within the House has been sealed up or seized by law enforcement entity.
3.4	Party B fails to advance the rental, the property management fee and other payment set out hereunder 30 days after they mature.
3.5	Party B fails to perform its related obligation or violate the related provisions hereunder and does not remedy such default behavior 30 days after Party A’s written notice.
4.	Under the circumstances that Party A terminates the contract in advance without written consent from Party B during the lease term, Party A and the property management organ shall refund the leasing deposit in full amount to Party B and shall compensate party B in an amount equal to the deposit.
5.	After the contract is terminated, Party B shall move its stuff and items out of the House. Any Party B’s decoration, furniture, device, article, material, equipment or other stuff left in the House upon handover will be deemed as disregarded by Party B. Party A is entitled to dispose such items and Party B shall not claim against Party A and ask for compensation hereof in addition, Party A is entitled to claim from Party B all the costs incurred in connection with elimination, clearance and disposition of the aforesaid items.
6.	Under the circumstances that the contact can not be performed due to a force majeure event set out under Clause 13 herein, either party is entitled to terminate the contract. Party A shall refund Party B all the deposits(bearing no interests) set out under Clause 5 herein 15 work days after Party B completes the checking out procedures.

Article 13 Force Majeure
1.	Under the circumstances that the contract can not be carried out due to earthquake, typhoon, torrential rain, fire, war, riot, material changes of the national laws & regulations and other unforeseeable force majeure events that both its happening and the effect are beyond the reasonable estimate and control, the party encountering force majeure shall promptly notify the other Party through telegraph, facsimile or other reasonable means, and shall, within 15 days after the occurrence of force majeure, issue proving documents stating the causes why the contract can not be performed in all or in parts with force majeure description provided by the local Public Security Bureau, or stating the causes for extension. The party encountering force majeure shall thereby be exempted from the compensation liability owning to the other party.
2.	In the event that the House is unavailable for leasing due to force majeure event or causes other than Party B’s fault, Party A shall promptly revert the House to status available for leasing after it obtains the insurance compensation in full or in part. Provided the House can not be repaired or rebuilt one month after the House is damaged, either Party is entitled to terminate the contract with a written notice issued to the counterparty after the aforesaid term expires. Party B is free from paying rental during the aforesaid term of unavailable leasing. Should part of the House is available for leasing and resume the function for use, Party B is allowed to proceed using that part with consent drawn from the negation between the parties but shall pay the corresponding rental and other fees.
Article 14 Dispute Resolution
1.	The establishment, effect, performance and interpretation of this contract and its dispute resolution shall be governed by the laws of P.R.China.
2.	Any dispute in connection with the performance of this contract shall be resolved through amicable negotiation between the Parties. Provided such dispute can not be resolved through negotiation, the Parties choose to file a lawsuit to the People’s Court.
3.	The litigation fee and lawyer’s fee incurred in connection with the dispute of this contract shall be born by the losing Party.

Article 15 Miscellaneous
1.	In case of any discrepancy between the contract and all the agreements, the memorandums, letters & telephones etc that are signed by the Parties before the execution of this contract, the contract will prevail.
2.	Each clause of this contract shall be construed independently. Provided a certain clause becomes invalid by verdict, the legality of the remaining provisions of this contract shall not be affected or impaired thereby.
3.	This Contract is signed in 4 counterparts with each Party holding 2 copies, and all the copies are equally authentic.
4.	This contract comes into effect upon signing and stamping by the parties. Supplementary agreement shall be executed to address the unsettled matters. All the supplementary agreements, appendixes, attached agreements are unseverable part to this contract and shall have equal legal effect.
Lessor (Party A): Beijing Suntrans Real Estate Development Co. Ltd.
Signature or stamp
Date
Lessee (Party B): Fortune (Beijing) Qicheng Technology Co., Ltd.
Signature or stamp
Date